Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-216167-01

September 21, 2017

American Airlines, Inc.

$193,440,000

2016-3 Pass Through Trusts

Pass Through Certificates, Series 2016-3B

Pricing Term Sheet, dated September 20, 2017 to the preliminary prospectus supplement dated September 20, 2017 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc.

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class B Pass Through Certificates, Series 2016-3B (“Class B Certificates”)

Amount:	$193,440,000

Price to Public:	100%

CUSIP:	023771 S41

ISIN:	US023771S412

Coupon/Stated Interest Rate:	3.750%

Make-Whole Spread Over Treasuries:	0.300%

Available Amount under the Liquidity Facilities at April 15, 2018[1]:	$10,400,150

Initial “Maximum Commitment” under the Liquidity Facilities:	$11,102,650

Underwriting Commission:	$1,934,400

Discount to Brokers/Dealers:	1.000%

Settlement:	October 4, 2017 (T+10), the 10th business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter will arrange to send you the prospectus and prospectus supplement if you request them by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

[1]	The first principal payment date for the Class B Certificates after the Class B Issuance Date.